Exhibit 99.1
TALBOTS REPORTS THIRD QUARTER FISCAL 2011 RESULTS
- Stronger Product and Aggressive Promotional Strategy Drives
Sequential Sales Improvement
-Company Implements a $50M Annualized Cost Reduction Initiative
          HINGHAM, MA, December 1, 2011 — The Talbots, Inc. (NYSE:TLB) today reported results for the third quarter and commented on key initiatives and actions as well as fourth quarter 2011.
          Third quarter loss from continuing operations was $22.1 million, or $0.32 per share, compared to last year’s income from continuing operations of $17.0 million, or $0.24 per share.
          Adjusted third quarter loss from continuing operations was $15.5 million, or $0.22 per share, excluding special items of $6.6 million, or $0.10 per share, compared to last year’s adjusted income from continuing operations of $18.7 million, or $0.27 per share. A full reconciliation of GAAP to non-GAAP (“adjusted”) results is included with this release.
          Trudy F. Sullivan, Talbots President and Chief Executive Officer, commented, “While we are not satisfied with our performance, we believe the modifications we are making to our merchandise assortment are better resonating with our core customer, which is consistent with the results of our most recent consumer research studies. Stronger product combined with a more aggressive promotional strategy, including the acceleration of a fall seasonal sale, drove improved customer traffic, conversion and sales trends in each month of the quarter, generating positive comparable store sales and consolidated comparable sales in October.”
          “While November consolidated comparable sales decreased approximately 4.0%, we experienced a strong Black Friday and Cyber Monday and have seen improved customer traffic and strong conversion thus far in the fourth quarter. Given changes to our promotional cadence, if we view October and November on a combined basis, consolidated comparable sales were approximately flat, which is a significant improvement compared to the prior eight month period. We expect the holiday season to remain challenging and highly promotional, and we will continue to respond accordingly. ”
          “Going forward, we are focused on product execution, aggressive inventory management, the completion of our new $50 million annualized cost reduction initiative and the ongoing implementation of our store reimage and store rationalization programs as well as the expansion of our upscale outlet business,” concluded Ms. Sullivan.

Third Quarter 2011 Operating Results:
•	Operating loss was $18.1 million, compared to prior year’s operating income of $19.8 million.

•	Adjusted operating loss, excluding special items of $6.6 million, was $11.5 million, a decrease of $33.0 million, compared to prior year’s adjusted operating income of $21.5 million.

•	Net sales decreased 6.6% to $279.5 million, compared to $299.1 million in the same period last year.

•	Consolidated comparable sales decreased 4.0%, which includes Internet, catalog and red-line sales. With sales trends improving in each month of the quarter, October consolidated comparable sales increased 3.6%. Consolidated comparable sales exclude stores scheduled to close under the Company’s store rationalization plan.

•	Store sales decreased 5.1% to $229.8 million, compared to $242.1 million in the same period last year. Comparable store sales decreased 2.4% in the third quarter of 2011, excluding stores scheduled to close under the Company’s store rationalization plan. October comparable store sales increased 8.2%.

•	Direct marketing sales, including Internet, catalog and red-line, decreased 12.9% in the quarter to $49.7 million, compared to $57.0 million in the same period last year.

•	Cost of sales, buying and occupancy as a percent of net sales increased 930 basis points to 66.6% compared to 57.3% last year. This increase was due to an 890 basis point deterioration in merchandise margin, resulting from higher levels of markdown and promotional activity, as well as a 40 basis point deterioration in buying and occupancy costs as a percent of net sales.

•	Selling, general & administrative (SG&A) expenses as a percent of net sales increased 210 basis points to 37.6%, due to negative leverage on lower sales. On a dollar basis SG&A expenses decreased $1.3 million over the prior year period.

•	Total inventory increased 13.4% to $209.4 million, compared to $184.7 million in the same period last year, due to lower than anticipated sales volume and the earlier timing of holiday receipts, compared to a year ago.

•	Total outstanding debt under our revolving credit facility was $124.9 million, an increase of $56.2 million compared to $68.8 million in the same period last year. The Company ended the quarter with $19.3 million in cash.

•	Under the trade payables arrangement entered into on September 1, 2011 with its exclusive sourcing agent, Li & Fung, the Company ended the third quarter with $39.4 million in trade payables financing.

•	In the third quarter, the Company opened one Talbots upscale outlet and closed 16 Talbots stores and ended the period with 551 stores, including 39 Talbots upscale outlet stores.

Thirty-Nine Week Operating Results:
•	Loss from continuing operations for the thirty-nine weeks ended October 29, 2011 was $58.6 million, or $0.85 per share, compared to last year’s income from continuing operations of $10.4 million, or $0.15 per share.

•	Adjusted loss from continuing operations for the thirty-nine week period ended October 29, 2011, excluding special items of $13.0 million, or $0.19 per share, was $45.6 million, or $0.66 per share, compared to last year’s adjusted income from continuing operations of $50.2 million, or $0.76 per share.

•	Operating loss was $49.0 million, a decrease of $80.5 million, compared to prior year’s operating income of $31.5 million.

•	Adjusted operating loss, excluding special items of $13.0 million, was $36.0 million, a decrease of $101.7 million, compared to prior year’s adjusted operating income of $65.7 million.

•	For the thirty-nine week period, total net sales decreased 7.5% to $851.9 million, compared to $920.5 million in the same period last year.

•	Consolidated comparable sales decreased 7.3%, which includes Internet, catalog and red-line sales. Consolidated comparable sales exclude stores scheduled to close under the Company’s store rationalization plan.

•	Store sales decreased 6.9% to $698.6 million, compared to $750.6 million in the same period last year. Comparable store sales decreased 7.3% for the thirty-nine week period, excluding stores scheduled to close under the Company’s store rationalization plan.

•	Direct marketing sales decreased 9.8% for the thirty-nine week period to $153.3 million, compared to last year’s sales of $169.9 million.
Key Initiatives Update:
Store Reimage Initiative
          The Company is on track to complete approximately 50 refreshes by the end of fiscal 2011. On a life-to-date basis, the Company will have completed the refresh and re-image of approximately 70 locations, including consolidations and downsizings, or approximately 19% of its remaining store base. The refreshed locations are mostly premium stores located in highly visible markets and overall continue to outperform the non-refreshed stores.
Capital and Expense Management
          As part of Talbots ongoing plan to maintain close scrutiny of operating costs and pursue opportunities to lower expenses, the Company is implementing a cost reduction initiative in the fourth quarter of 2011, which is expected to generate approximately $50 million in annualized cost savings across all areas of the business to be completed by the end of fiscal 2012. Key components of this initiative include:

•	Reduction in marketing spending, including the suspension of national advertising and television campaigns in the near-term;

•	Implementation of process efficiencies and structural streamlining across all areas of the business, including a 9% reduction in corporate headcount;

•	Rationalization of store payroll through adjustments to the composition of its store workforce and reduction of store payroll hours — aided by the implementation of a workforce management system; and

•	Reduction in logistics expenses associated with an expected reduction in fiscal 2012 planned inventory commitments.
     This cost reduction initiative excludes 4-wall expense savings generated as a result of the store rationalization plan and focuses on continued investments in those areas of the business expected to generate proven returns and drive customer reactivation, retention and engagement.
     Additionally, the Company expects capital expenditures for fiscal 2012 to be approximately $30 million as it continues with investments in its key strategic initiatives, specifically expansion of its upscale outlet business, store reimage and upgrades of certain IT systems. The Company continues to expect capital expenditures for fiscal 2011 to be approximately $47 million. These actions have been implemented as part of the Company’s overall plan to enhance its working capital, improve its cost structure and increase its financial flexibility.
Store Rationalization Plan
          The Company closed 18 locations, including 16 full stores, during the third quarter of fiscal 2011 and has closed 35 locations, including 31 full stores, in the first nine months of the fiscal year as part of its accelerated store rationalization plan. The Company expects to close approximately 110 locations in total, including 15 to 20 consolidations, through fiscal 2013. Approximately 83 locations, including consolidations, are expected to close in fiscal 2011, approximately 25 locations are planned for closure in fiscal 2012 and approximately two locations are planned to close in fiscal 2013. The Company will look to close additional stores opportunistically.
          The locations that have closed or are planned for closure contributed approximately $17.9 million in sales and $6.0 million in operating loss in the third quarter of 2011, including $3.8 million in restructuring charges and $0.1 million in impairment of store assets. Last year’s third quarter contribution in sales was approximately $24.6 million and approximately $0.9 million in operating income, including $0.4 million in impairment of store assets. There were no restructuring charges attributable to these locations in the third quarter of 2010.

Fourth Quarter 2011 Comments
          Fourth quarter sales through the end of November are down approximately 5.4% compared to the same period last year. The Company expects high levels of promotional and markdown activity to continue throughout the fourth quarter, resulting in an expected increase in cost of sales, buying and occupancy as a percent of net sales of approximately 600 to 800 basis points compared to the same period last year. After adjusting for the benefit of approximately $13 million in a one-time cumulative adjustment to gift card breakage income and the reversal of incentive compensation expense recorded in the fourth quarter last year, SG&A expenses are expected to be approximately flat compared to the prior year period.
          The above outlook is based on the Company’s internal assumptions and estimates, is subject to its accompanying forward-looking statement and is not a guarantee of future performance or financial condition.
Conference Call Details
          As previously announced, Talbots will host a conference call today December 1, 2011, at 10:00 a.m. local time to discuss third quarter 2011 results. To listen to the live call, please dial (866) 336-2423, passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived through December 5, 2011. This archived call may be accessed by dialing (855) 859-2056; passcode 27199456.
          The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of the third quarter of 2011, the Company operated 551 Talbots stores in 46 states and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

CONTACT:	The Talbots, Inc.
Julie Lorigan
Senior Vice President, Investor and Media Relations
(781) 741-7775

FTI Consulting, Inc.
Leigh Parrish, Rachel Rosenblatt
Investor and Media Relations
(212) 850-5651, (212) 850-5697

Forward-looking Information
     This Press Release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “projected,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “intend,” “potential” or similar statements or variations of such terms. All of the information concerning our future liquidity, future net sales, margins and other future financial performance and results, achievement of operating plan or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives, anticipated cost savings and other reduced spending and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information. Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance and involve substantial risks and uncertainty, including assumptions and projections concerning our internal operating plan, regular-price, promotional and markdown selling, operating cash flows, liquidity and sources and availability of credit for all forward periods. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following risks and uncertainties:
•	the ability to successfully increase our customer traffic and the success and customer acceptance of our merchandise offerings in our stores, on our website and in our catalogs;

•	the risks associated with our efforts to successfully implement, adjust as appropriate and achieve the benefits of our current strategic initiatives including store segmentation, store re-imaging, store rationalization, enhanced marketing, information technology reinvestments, upscale outlet expansion and any other future initiatives that we may undertake;

•	the ability to achieve our operating plan and strategic plan for operating results, working capital and cash flows;

•	the ability to access on satisfactory terms, or at all, adequate financing and other sources of liquidity, as and when necessary, to fund our continuing operations, working capital needs, strategic and cost reduction initiatives and other cash needs, and to obtain further increases in our Credit Facility, extend and continue our trade payables arrangement with our sourcing agent and obtain other or additional credit facilities or other internal or external liquidity sources if cash flows from operations or other capital resources are not sufficient for our cash requirements at any time or times;

•	the satisfaction of all borrowing conditions under our Credit Facility including accuracy of all representations and warranties, no defaults or events of default, absence of material adverse effect or change and all other borrowing conditions;

•	the risks associated with our efforts to maintain our traditional customer and expand to attract new customers;

•	the risks associated with competitive pricing pressures and the current increased promotional environment;

•	the risks associated with our on-going efforts to adequately manage the increase in various input costs, including increases in the price of raw materials, higher labor costs in countries of manufacture and any significant increases in the price of fuel, which impacts our freight costs;

•	the ability to reduce spending as needed;

•	the continuing material impact of the U.S. economic environment on our business, continuing operations, liquidity and financial results, including any negative impact on consumer discretionary spending, substantial loss of household wealth and savings and continued high unemployment levels;

•	the ability to continue to purchase merchandise on open account purchase terms at existing or future expected levels and with acceptable payment terms and the risk that suppliers could require earlier or immediate payment or other security due to any payment concerns;

•	the ability to attract and retain talented and experienced executives that are necessary to execute our strategic initiatives;

•	the ability to accurately estimate and forecast future regular-price, promotional and markdown selling and other future financial results and financial position;

•	the risks associated with our appointment of an exclusive global merchandise buying agent, including that the anticipated benefits and cost savings from this arrangement may not be realized or may take longer to realize than expected and the risk that upon any cessation of the relationship, for any reason, we would be unable to successfully transition to an internal or other external sourcing function;

•	the risks and uncertainties in connection with any need to source merchandise from alternate vendors;

•	any impact to or disruption in our supply of merchandise;

•	the ability to successfully execute, fund and achieve the expected benefits of our supply chain initiatives;

•	any significant interruption or disruption in the operation of our distribution facility or the domestic and international transportation infrastructure;

•	the risk that estimated or anticipated costs, charges and liabilities to settle and complete the transition and exit from and disposal of the J. Jill business, including both retained obligations and contingent risk for assigned obligations, may materially differ from or be materially greater than anticipated;

•	any future store closings and the success of and necessary funding for closing underperforming stores;

•	any negative publicity concerning the specialty retail business in general or our business in particular;

•	the risk of impairment of goodwill and other intangible or long-lived assets;

•	the risk associated with our efforts in transforming our information technology systems to meet our changing business systems and operations, including the ability to maintain adequate system security controls;

•	the risks associated with any further decline in our stock price, including satisfaction of NYSE continued listing criteria which requires the average closing price of our common stock to be greater than $1.00 over 30 consecutive trading days and minimum levels of market capitalization; and

•	the risks and uncertainties associated with the outcome of current and future litigation, claims, tax audits and tax and other proceedings and the risk that actual liabilities, assessments or other financial impact will exceed any estimated, accrued or expected amounts or outcomes.
     All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, we do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections or other circumstances affecting such forward-looking statements occurring after the date of this Press Release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this Press Release which modify or impact any of the forward-looking statements contained in this Press Release will be deemed to modify or supersede such statements in this Press Release.
     In addition to the information set forth in this Press Release, you should carefully consider the risk factors and risks and uncertainties included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011 and other periodic reports filed with the SEC.

Exhibit 99.1
THE TALBOTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Amounts in thousands except per share data

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
Net sales	$279,460	$299,099	$851,862	$920,502

Costs and expenses
Cost of sales, buying and occupancy	186,232	171,395	587,899	548,017
Selling, general and administrative	105,017	106,294	301,239	307,508
Restructuring charges	4,252	245	7,522	5,316
Impairment of store assets	2,067	545	3,284	551
Merger-related costs	—	787	885	27,650

Operating (loss) income	(18,108)	19,833	(48,967)	31,460

Interest
Interest expense	3,507	2,371	8,122	17,176
Interest income	15	22	50	64

Interest expense, net	3,492	2,349	8,072	17,112

(Loss) income before taxes	(21,600)	17,484	(57,039)	14,348

Income tax expense	542	510	1,549	3,949

(Loss) income from continuing operations	(22,142)	16,974	(58,588)	10,399

Income (loss) from discontinued operations	102	74	(46)	3,222

Net (loss) income	$(22,040)	$17,048	$(58,634)	$13,621

Basic (loss) earnings per share:
Continuing operations	$(0.32)	$0.24	$(0.85)	$0.16
Discontinued operations	—	—	—	0.04

Net (loss) earnings	$(0.32)	$0.24	$(0.85)	$0.20

Diluted (loss) earnings per share:
Continuing operations	$(0.32)	$0.24	$(0.85)	$0.15
Discontinued operations	—	—	—	0.04

Net (loss) earnings	$(0.32)	$0.24	$(0.85)	$0.19

Weighted average shares outstanding:
Basic	69,106	68,424	68,963	64,878

Diluted	69,106	69,442	68,963	66,008

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Amounts in thousands

	October 29,	January 29,	October 30,
	2011	2011	2010
Cash and cash equivalents	$19,254	$10,181	$2,384
Customer accounts receivable, net	161,364	145,472	171,059
Merchandise inventories	209,435	158,040	184,699
Other current assets	38,747	37,419	57,471

Total current assets	428,800	351,112	415,613

Property and equipment, net	180,291	186,658	192,115
Goodwill	35,513	35,513	35,513
Trademarks	75,884	75,884	75,884
Other assets	16,611	19,349	19,523

Total Assets	$737,099	$668,516	$738,648

Accounts payable	$113,738	$91,855	$96,525
Trade payables financing	39,411	—	—
Accrued liabilities	130,922	137,824	151,281
Revolving credit facility	124,941	25,516	68,751

Total current liabilities	409,012	255,195	316,557

Deferred rent under lease commitments	81,329	93,440	99,278
Deferred income taxes	28,456	28,456	28,456
Other liabilities	88,201	107,839	109,285
Stockholders’ equity	130,101	183,586	185,072

Total Liabilities and Stockholders’ Equity	$737,099	$668,516	$738,648

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Amounts in thousands

	Thirty-Nine Weeks Ended
	October 29,	October 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(58,634)	$13,621
(Loss) income from discontinued operations	(46)	3,222

(Loss) income from continuing operations	(58,588)	10,399
Depreciation and amortization	41,513	46,897
Stock-based compensation	6,688	11,485
Amortization of debt issuance costs	1,627	2,551
Impairment of store assets	3,284	551
Gift card breakage income	(399)	—
Deferred and other items	(12,070)	(7,864)
Changes in:
Customer accounts receivable	(15,876)	(7,428)
Merchandise inventories	(51,383)	(41,870)
Accounts payable	19,930	(7,621)
Accrued liabilities	(5,635)	10,634
All other working capital	(19,831)	(25,816)

Net cash used in operating activities	(90,740)	(8,082)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(34,843)	(18,739)
Proceeds from disposal of property and equipment	341	15
Cash acquired in merger with BPW Acquisition Corp.	—	332,999

Net cash (used in) provided by investing activities	(34,502)	314,275

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving credit facility	1,391,400	1,185,238
Payments on revolving credit facility	(1,291,975)	(1,116,487)
Payments on related party borrowings	—	(486,494)
Change in trade payables financing, net	39,411	—
Payment of debt issuance costs	—	(6,080)
Payment of equity issuance costs	—	(3,594)
Proceeds from warrants exercised	—	19,042
Proceeds from options exercised	1	652
Purchase of treasury stock	(2,294)	(1,840)

Net cash provided by (used in) financing activities	136,543	(409,563)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(603)	369

CASH FLOWS FROM OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	(1,625)	(7,390)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,073	(110,391)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,181	112,775

CASH AND CASH EQUIVALENTS, END OF PERIOD	$19,254	$2,384

SEC Regulation G
THE TALBOTS, INC. AND SUBSIDIARIES
Reconciliation of GAAP (loss) income from continuing operations to non-GAAP (“adjusted”) (loss) income from continuing operations (unaudited)
Amounts in thousands except per share amounts

	For the 13 weeks ended		For the 13 weeks ended
	October 29, 2011		October 30, 2010
(Loss) income from continuing operations	$(22,142)	$(0.32)	$16,974	$0.24
Restructuring charges	4,252	0.06	245	0.01
Impairment of store assets	2,067	0.03	545	0.01
Merger-related costs	—	—	787	0.01
Store re-image initiative (a)	290	0.01	115	—

Adjusted (loss) income from continuing operations	$(15,533)	$(0.22)	$18,666	$0.27

	For the 39 weeks ended		For the 39 weeks ended
	October 29, 2011		October 30, 2010
(Loss) income from continuing operations	$(58,588)	$(0.85)	$10,399	$0.15
Restructuring charges	7,522	0.11	5,316	0.08
Impairment of store assets	3,284	0.05	551	0.01
Merger-related costs	885	0.01	27,650	0.42
Store re-image initiative (a)	1,249	0.02	692	0.01
Change in tax estimate (b)	—	—	5,546	0.09

Adjusted (loss) income from continuing operations	$(45,648)	$(0.66)	$50,154	$0.76

Reconciliation of GAAP operating (loss) income to non-GAAP (“adjusted”) operating (loss) income (unaudited)
Amounts in thousands

	For the 13 weeks ended	For the 13 weeks ended
	October 29, 2011	October 30, 2010
Operating (loss) income	$(18,108)	$19,833
Restructuring charges	4,252	245
Impairment of store assets	2,067	545
Merger-related costs	—	787
Store re-image initiative (a)	290	115

Adjusted operating (loss) income	$(11,499)	$21,525

	For the 39 weeks ended	For the 39 weeks ended
	October 29, 2011	October 30, 2010
Operating (loss) income	$(48,967)	$31,460
Restructuring charges	7,522	5,316
Impairment of store assets	3,284	551
Merger-related costs	885	27,650
Store re-image initiative (a)	1,249	692

Adjusted operating (loss) income	$(36,027)	$65,669

(a)	Costs incurred related to the store re-image initiative include accelerated depreciation of leasehold improvements and other costs associated with property disposed of under the program.

(b)	In the second quarter of 2010, the Company changed its estimate related to certain previously existing uncertain tax positions (FIN 48 liabilities), based on new information. The tax and interest expense recorded represents the Company’s best estimate of potential exposure.

THE TALBOTS, INC. AND SUBSIDIARIES
Additional Store Metrics
Store Count (unaudited)

	October 30,			January 29,				October 29,
	2010	Openings	Closings	2011	Openings	Closings	Conversions	2011
Retail	536	—	(15)	521	—	(29)	—	492
Upscale Outlets	27	2	(1)	28	14	(1)	(2)	39
Surplus Outlets	21	—	(2)	19	—	(1)	2	20

Total	584	2	(18)	568	14	(31)	—	551
Total Store Selling Square Footage (unaudited)
Amounts in thousands

	October 30,	January 29,	October 29,
	2010	2011	2011
Retail	2,948	2,870	2,751
Upscale Outlets	98	101	133
Surplus Outlets	163	149	152

Total	3,209	3,120	3,036